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Exhibit 10.56

EMPLOYMENT AGREEMENT

        This Agreement is entered into by and between Michael P. Fergus, currently residing at 6640 Springside Avenue, Downens Grove, Illinois 60516 referred to as "Mr. Fergus", and Allied Van Lines, Inc., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business located at 300 Park Plaza, Naperville, Illinois 60563, referred to as "Allied". In consideration of the services rendered and to be rendered by Mr. Fergus to "Allied", the parties hereby agree as follows:

I. EMPLOYMENT TERM

        This Agreement shall commence immediately upon its execution by the parties and shall continue until terminated as hereafter provided.

II. DUTIES

        Effective 5th December 1994 and thereafter for the term hereof, Mr. Fergus shall diligently perform the duties of Chief Operating Officer of Allied. Mr. Fergus in these capacities will serve faithfully and diligently under the direction of T.G. Larman, Finance Director of NFC plc, presently acting as Chairman of Allied Van Lines Inc., or his successor, or other appropriate senior executive as determined by the Management Committee of NFC p.l.c., an England & Wales corporation ("NFC"), and will devote his full time and best efforts to the performance of all such duties in an efficient, trustworthy, and business-like manner.

III. COMPENSATION

        Commencing 5th December 1994, Mr. Fergus's salary will be increased to $200,000 per year. This will be reviewed annually in accordance with the salary review program then applicable to Allied Senior Management. It is presently envisaged that the first such review will be January 1st 1996. Except as specified further in this agreement all other benefits and employment terms will remain the same as those that applied to Mr. Fergus prior to this appointment.

        This Agreement is in lieu of Allied's severance arrangements or any other severance program as now now in effect or as it may be modified from time to time and Mr. Fergus hereby waives his rights to any benefits under any such plan, program or arrangement.

IV. OTHER EMPLOYMENT PROHIBITED; NONCOMPETITION; GIFTS

        Mr. Fergus shall devote all of his employed working time solely to the duties set forth herein. Mr. Fergus shall not, during the term hereof, be interested directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee, consultant or in any other capacity in any other business without the written consent of the Chairman of Allied or his successor. In acting on requests for such consent, Mr. Fergus acknowledges and agrees that his covenants and obligations with respect to noncompetition, nonsolicitation, confidentiality and use of Allied's property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause NFC or Allied or one of their affiliates irreparable injury for which adequate remedies are not available at law. Therefore, Mr. Fergus agrees that NFC or Allied shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining him from committing any violation of the covenants and obligations contained in this Section IV. These injunctive remedies are cumulative and are in addition to any other rights and remedies NFC or Allied may have at law or in equity. In connection with the foregoing provision of this Section IV, Mr. Fergus represents that his economic means will not prevent him from providing for himself and his family on a basis satisfactory to him.

        Mr. Fergus further agrees that neither he nor his immediate family will solicit or accept, and he will exercise reasonable efforts to prevent any relative from accepting, any benefit or gift from an agent of or businessman dealing with Allied or Merchants or any of their subsidiaries, other than appropriate benefits or gifts of modest value which are not likely to influence Mr. Fergus's judgement or actions in performing his duties under this Agreement.

V. TRADE SECRETS

        Mr. Fergus shall not at any time nor in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any trade secrets of NFC or any of its subsidiaries, including without limiting the generality of the foregoing, the names of its customers, the prices it obtains or has obtained from the sale of or at which it sells or has sold, its products or services, or any information concerning manner of operation, plans, processes, advertising, or other data which is not generally known to the public or industry and which has been previously identified to Mr. Fergus as confidential, the parties hereto stipulating that as between them, the same are important, material, and confidential and gravely effect the effective and successful conduct of the business of NFC and its subsidiaries and its good will, and that any breach of the terms of this section shall be a material breach of this Agreement. This Section V shall continue in effect beyond termination of this Agreement for so long as Mr. Fergus is in possession of any trade secrets (as set forth above) of NFC or any of its subsidiaries.

VI. TERMINATION FOR CAUSE BY ALLIED

        This Agreement may be terminated by Allied for the causes described below in Subsections A through C of this Section VI upon the giving of notice as provided in each subsection respectively.

A.
DISHONESTY: Mr. Fergus may be terminated immediately by written notice, upon the conviction of Mr. Fergus for committing a theft, embezzlement, or other criminally dishonest act which relates to NFC or any of its subsidiaries (hereinafter collectively referred to as "such dishonest act"), or upon Mr. Fergus's admission or confession thereof. The employment of Mr. Fergus may be suspended without salary and with benefits "frozen" at the effective date of the suspension, immediately upon or at any time after the indictment of, or return of criminal information against Mr. Fergus for any such dishonest act which relates to NFC or any of its subsidiaries. If Mr. Fergus is acquitted or found "Not Guilty" of the alleged dishonest act Mr. Fergus shall be reinstated and his salary and benefits shall be paid and/or reinstated retroactively to the date of suspension. If convicted, Mr. Fergus' termination date shall be deemed to be the date of the initial suspension. Mr. Fergus may be terminated on 30 days written notice, in the event that he is convicted of any felony crime, whether or not related to NFC or any of its subsidiaries which in the judgement of T.G. Larman or his successors reflects adversely on NFC or any of its subsidiaries. Nothing herein contained shall be construed to prevent or prohibit Allied from relieving Mr. Fergus from his duties, with full salary and benefit continuation, during the pendency of any governmental investigation or legal proceeding relating to allegations of his dishonesty.

B.
FAILURE TO PERFORM: If for any reason, other than reasons due to physical or mental incapacity or disability, Mr. Fergus fails and refuses to substantially perform the duties required of the position for which he is employed as described in Section II, Allied may terminate this Agreement following the giving of written notice to Mr. Fergus that an alleged failure to perform has occurred and upon the failure of Mr. Fergus to cure such alleged failure to perform (by performing the duties required of the position) within 30 days.

C.
BREACH OF TRUST: If Mr. Fergus violates the provisions of Section IV or V of this Agreement, Allied may terminate this Agreement on 30 days written notice.

        If Mr. Fergus becomes permanently disabled, or in the event he dies prior to the expiration date of this Agreement, this Agreement shall terminate forthwith, and any earnings or other benefits earned through the date of disability or death shall inure to the benefit of Mr. Fergus or his beneficiaries as appropriate.

        For purposes of this Agreement, Mr. Fergus shall be deemed to have become permanently disabled if, because of ill health or physical or mental disability he is unable or unwilling to substantially perform his duties hereunder for a period of six (6) months.

        Sections IV and V of this Agreement shall survive and remain in effect as set forth therein in the event of the termination of this Agreement for any of the reasons set forth in Subsections A through C above.

VII. TERMINATION FOR CAUSE BY MR. FERGUS

        Mr. Fergus may terminate his employment at any time upon 14 days written notice in the event of the following:

A.
The failure of Allied to pay or cause to be paid Mr. Fergus's salary to him for a period of more than 30 days following the day when due.

B.
Any material breach of this Employment Agreement by Allied following the giving of written notice by Mr. Fergus to Allied than an alleged breach has occurred and the failure by Allied to cure such breach within 30 days.

C.
Should Allied cease conducting its business, take any action looking toward its dissolution or liquidation, make an assignment for the benefit of its creditors, admit in writing its inability to pay its debts as they become due, file a voluntary petition, or be the subject of an involuntary petition in bankruptcy which is not dismissed in 60 days, or be the subject of any state or federal insolvency proceeding of any kind. This subsection (C) does not apply in the event of a restructuring of the business form of Allied following which the applicable company would continue to conduct its business in a new and changed form.

VIII. TERMINATION WITHOUT CAUSE

        Either party hereto may, on one year's notice, terminate this Agreement. During the notice period, all obligations of the parties hereto shall continue in full force and effect. Notwithstanding the foregoing, Allied may at any time, for any reason or for no reason, relieve Mr. Fergus of his duties hereunder, in which case, unless Section VII hereof applies, Allied shall continue to perform or cause to be performed the payment and benefit obligations hereunder through the applicable termination date. Any amounts payable to Mr. Fergus pursuant to the preceding sentence following termination of his employment and any amounts payable with respect to vested benefits under the terms of Allied's applicable employee benefit plans and programs shall be in full and complete satisfaction of Mr. Fergus's rights under this Agreement and any other claims he may have in respect of his employment by NFC or Allied or any of their respective subsidiaries or agents. Subject to Mr. Fergus's receipt of such amounts, the Company shall be released and discharged from any and all liability to him in connection with this Agreement or otherwise in connection with his employment with Allied and any of its subsidiaries or affiliates (including NFC).

IX SUBSIDIARIES

        References throughout this Agreement to the subsidiaries of NFC and of Allied include all corporations, partnerships and other entities in which NFC and Allied as the case may be, own at least a majority of the voting interest, directly or indirectly through one of more subsidiaries.

X ARBITRATION

        Any dispute arising under, for breach of, or in any way related to this Agreement, if not resolved by mutual agreement, shall be subject to resolution by binding arbitration. Any said arbitration shall be governed by the laws of the State of Illinois and the venue for any such proceeding shall be in the DuPage County, Illinois, unless otherwise agreed by the parties. Any and all reasonable costs and fees, including but not limited to, attorneys' fees, incurred by either party in connection with any dispute under this Agreement shall be paid in full by the non-prevailing party as determined by the arbitration.

XI ENTIRE AGREEMENT

        This Agreement contains the complete agreement concerning the employment arrangement between the parties and shall, as of the effective date hereof, supersede all other agreements between the parties. The parties stipulate that neither of them has made any representations with respect to the subject matter of this Agreement and any representations including the executive and delivery hereof except such representations as are specifically set forth herein and each of the parties hereto acknowledges that he or it has relied on his or its own judgement in entering into this Agreement. The parties hereto further acknowledge that any representations that may have heretofore been made by either of them to the other are of no effect and that neither of them has relied thereon in connection with his or its dealings with the other. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to the charged therewith.

XII. SEVERABILITY

        All agreements and covenants contained herein are severable, and in the event any of them, with the exception of those contained in Sections I through III hereof, shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreement or covenants were not contained herein.

XIII. LAW GOVERNING

        This Agreement is to be performed principally at Allied's offices in Naperville, Illinois, and shall be governed by and construed according to the laws of the State of Illinois.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day of

/s/ MICHAEL P. FERGUS Michael P. Fergus
	DATE:	January 11, 1995
T.G. Larman NFC plc

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  Exhibit 10.56